Exhibit 99.1

  Sharps Compliance Corp. Announces Sales and Marketing Organizational Changes

     HOUSTON--(BUSINESS WIRE)--March 14, 2007--Sharps Compliance Corp. (OTCBB:SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced the resignation of Michael D. Archer, Senior Vice President of Sales and Marketing, to pursue other interests. The search for a successor with pharmaceutical, biotech and healthcare market experience is in process, with an announcement of a replacement expected in the near-term.

     The Company also announced the appointment of Mr. Gene DuAime into the recently created position of Vice President of Pharmaceutical Sales. Mr. DuAime brings over 20 years of prior high-level pharmaceutical and healthcare sales experience to the Company, most recently with Business Edge Solutions and NDC Health. He is a graduate of Gwynedd Mercy College and St. Joseph's University with an undergraduate degree in Clinical Chemistry and an advanced degree in Pharmaceutical marketing.

     Additionally, Mr. Peter Brody, a Regional Vice President of Healthcare Sales, with the Company for over five years, will now expand his sales focus to include the emerging retail clinic market. Mr. Brody has been an integral component of the Company's sales force and key contributor in the expansion of the sales to distributors in the Healthcare market.

     Dr. Burt Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance Corp. commented, "We appreciate the many contributions that Mike has made to the Company and wish him well in his future endeavors. We are excited to have Gene join our sales team and dedicate his efforts towards growing the pharmaceutical manufacturer market, which we believe is one of the largest emerging market opportunities available to us. We believe the recently announced $1.4 million order from a major pharmaceutical manufacturer for our Sharps Disposal By Mail System(R), further validates the market opportunity as the industry recognizes the need for the proper disposal of used syringes by their patients to administer chronic drugs. As the leader in the mail back industry, we believe Sharps is well positioned to capture a significant portion of this emerging market."

     Dr. Kunik continued, "We believe the retail clinic market also presents excellent sales growth opportunities as retailers, such as pharmacies and discount retail stores, expand the presence of non-emergency care clinics in their facilities. We look forward to expanding Pete's role to this market and increase our ability to win new customers. The Sharps Disposal By Mail System(R) is the ideal solution for the disposal of syringes used in key small quantity generator markets such as these."

     The Company will record a charge to earnings of approximately $0.1 million during the quarter ended March 31, 2007 related to the resignation of Mr. Archer.

     About Sharps Compliance Corp.

     Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective medical waste disposal solutions for industry and consumers. The Company's flagship product, the Sharps Disposal by Mail System(R), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps"). The Company also offers a number of products specifically designed for the home healthcare market. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, commercial, and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

     As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance's solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

     More information on Sharps Compliance can be found on its website at: www.sharpsinc.com.

     Safe Harbor Statement

     The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.


     CONTACT: Sharps Compliance Corp.
              Executive Vice President, Chief Financial Officer
              & Business Development
              David P. Tusa, 713-660-3514
              dtusa@sharpsinc.com
              or
              Kei Advisors LLC
              Investor Relations
              Tammy Swiatek, 716-843-3853
              tswiatek@keiadvisors.com